EXHIBIT 3.2

RCS CAPITAL CORPORATION

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

11% Series D-2 Convertible Preferred Stock

(Par Value $0.001 Per Share)

RCS Capital Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Corrected Third Amended and Corrected Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with Section 8(c) hereof, the “Certificate of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors on August 6, 2015 duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 4.03 of the Certificate of Incorporation and in accordance with the provisions of Sections 141(c) and 151 of the General Corporation Law, the Board of Directors, hereby authorizes, creates and provides for the issuance of a series of Preferred Stock, par value $0.001 per share, of the Corporation, herein designated as the 11% Series D-2 Convertible Preferred Stock (the “Series D-2 Preferred Stock”), which shall consist initially of 500,000 shares of Series D-2 Preferred Stock (subject to increase or decrease as set forth herein in accordance with Section 151(g) of the General Corporation Law), and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 2) hereof:

1.	General.

(a)          The shares of such series shall be designated the 11% Series D-2 Convertible Preferred Stock, par value $0.001 per share (the “Series D-2 Preferred Shares”).

(b)          Each Series D-2 Preferred Share shall be identical in all respects with the other Series D-2 Preferred Shares.

(c)          The number of Series D-2 Preferred Shares shall initially be 500,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 8(c)(i)) or decreased (but not below the number of Series D-2 Preferred Shares then outstanding) by resolution of the Board of Directors. Whenever any Series D-2 Preferred Shares that have been issued are reacquired in any manner by the Corporation, including in connection with a conversion into Common Shares, the Corporation shall take all action as may be necessary to retire such shares and to cause such shares to resume the status of authorized but unissued Preferred Stock, undesignated as to class or series.

(d)          No fractional Series D-2 Preferred Shares shall be issued.

2.             Certain Definitions. As used herein, the following terms shall have the following meanings:

“4.9% Share Cap” shall have the meaning set forth in Section 7(b).

“9.9% Share Cap” shall have the meaning set forth in Section 7(a).

“24.9% Share Cap” shall have the meaning set forth in Section 7(c).

“accrued and unpaid dividends”, with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from and including the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

“Acquired Entity or Business” means a Person, business, property or asset acquired by the Corporation or any of its Subsidiaries.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing a “Pro Forma Entity”), the Adjusted EBITDA of such Pro Forma Entity, and which, for the avoidance of doubt, shall include pro forma adjustment reflecting the amount of net cost savings and synergies projected by the Corporation in good faith to be realized as a result of actions taken or to be taken within 12 months after the date the acquisition of a Pro Forma Entity (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period); provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to LTM Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) such actions have been taken or are to be taken within 12 months after the date of determination to take such action.

“Additional Shares” shall have the meaning set forth in Section 6(e).

“Adjusted EBITDA” shall have the meaning set forth in the definition of LTM Adjusted EBITDA.

“Adjustment Price” shall have the meaning set forth in Section 6(e)(iv).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement.

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“Annual Dividend Rate” shall mean 11.00% per annum of the Liquidation Preference if paid in cash, per Series D-2 Preferred Share; provided, however that to the extent a dividend for a Dividend Period is not paid in cash on the applicable Dividend Payment Date (whether at the option of the Board of Directors or as otherwise required by this Certificate of Designation), then the Annual Dividend Rate for such Dividend Period with respect to dividends not paid in cash shall mean 12.50% per annum of the Liquidation Preference.

“Beneficial Owner” shall mean a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act).

“Board of Directors” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Incorporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)          any “person” or “group” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (other than (i) the current holder as of the date of the filing of this Certificate of Designation of Class B Common Stock or its Affiliates or (ii) the Luxor Group) is or becomes the Beneficial Owner, directly or indirectly, of the Corporation’s Common Shares, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of the Corporation’s common stock, voting or otherwise; or

(b)          the Corporation consolidates with, or merges with or into, another person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation’s assets, or any person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction in which the persons that Beneficially Owned, directly or indirectly, the Corporation’s voting stock immediately prior to such transaction Beneficially Own, directly or indirectly, shares of the voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the Corporation or of the continuing, surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction (all such terms having the meanings ascribed thereto in publicly-traded convertible securities of corporate issuers in the U.S. securities markets).

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“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.

“Closing Price” shall mean, for any date, the closing price per security for the securities in question for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the primary Eligible Market or exchange or quotation system on which the securities in question are then listed or quoted.

“Common Shares” shall mean shares of any capital stock of any class or series of the Corporation (including, on the Issue Date, the Class A Common Stock, par value $0.001 per share, of the Corporation) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section 6, shares issuable upon conversion of Series D-2 Preferred Shares shall include only shares of the class of capital stock of the Corporation designated as Class A Common Stock, par value $0.00l per share, of the Corporation on the Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

“Common Share Events” shall have the meaning set forth in Section 6(e)(i).

“Constituent Person” shall have the meaning set forth in Section 6(f).

“Continuation Right” shall have the meaning set forth in Section 4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Price” shall mean the Initial Conversion Price, as adjusted from time to time in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Corporation Conversion Election Date” shall have the meaning set forth in Section 6(b)(ii).

“Corporation Conversion Election Notice” shall have the meaning set forth in Section 6(b)(ii).

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“Corporation Redemption Closing Date” shall have the meaning set forth in Section 5(a).

“Corporation Redemption Date” shall mean December 12, 2022, March 12, 2023, June 12, 2023, and September 12, 2023 and each successive anniversary of such dates.

“Corporation Redemption Notice” shall have the meaning set forth in Section 5(a).

“Current Market Price” shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten (10) consecutive Trading Days ending on such date.

“Distributed Securities” shall mean rights, options or warrants to subscribe for or purchase any securities of the Corporation, other than those rights, options and warrants referred to in and treated under Section 6(e)(ii).

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the eleventh (11th) calendar day of each of January, April, July and October, commencing on October 11, 2015; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in Section 3(a).

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include September 30, 2015).

“Eligible Market” shall mean any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any statute successor thereto, in each case as amended from time to time.

“FINRA” shall mean Financial Industry Regulatory Authority, Inc.

“FINRA Approval” shall have the meaning set forth in Section 7.

“GAAP” shall mean generally accepted accounting principles (GAAP), as in effect from time to time; provided, however, that any lease that is recharacterized as a capital lease and any obligations that are recharacterized as Capital Lease Obligations, in each case due to a change in GAAP after the Issue Date shall not be treated as a capital lease or Capital Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Issue Date.

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“General Corporation Law” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Group Member” means any member of a “group” as such term is used in Regulation 13D under the Securities Act.

“Hedging Agreement” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“holder” of Series D-2 Preferred Shares shall mean the stockholder in whose name such Series D-2 Preferred Shares are registered in the stock books of the Corporation.

“Holder Conversion Election Date” shall have the meaning set forth in Section 6(b)(i).

“Holder Conversion Election Notice” shall have the meaning set forth in Section 6(b)(i).

“Holder Redemption Closing Date” shall have the meaning set forth in Section 5(b).

“Holder Redemption Date” shall mean December 12, 2022, and each successive anniversary of such date.

“Holder Redemption Notice” shall have the meaning set forth in Section 5(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business)); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (e) all guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than under the Hedging Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor.

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“Initial Conversion Price” shall mean $5.00.

“Issue Date” shall mean the date on which any Series D-2 Preferred Shares are issued and sold.

“Junior Shares” shall have the meaning set forth in Section 9.

“Liquidation” shall mean (A) a dissolution or winding up of the Corporation, whether voluntary or involuntary, (B) a consolidation or merger of the Corporation with and into one or more entities which are not Affiliates of the Corporation which results in a Change of Control, or (C) a sale or transfer of all or substantially all of the Corporation’s assets other than to an Affiliate of the Corporation.

“Liquidation Preference” shall mean (A) Twenty-Five Dollars ($25.00) in cash per Series D-2 Preferred Share plus (B) all accrued and unpaid dividends added thereto in accordance with Section 3(a).

“LTM Adjusted EBITDA” shall mean net income on a consolidated basis for the Corporation and its Subsidiaries, plus interest expense, plus tax expense, plus depreciation and amortization expense, plus employee share-based compensation expense, plus acquisition and integration related expenses, and plus equity issuance and related offering costs, in each case, for the trailing 12 calendar months (“Adjusted EBITDA”), and plus, without duplication, the Acquired EBITDA of any Pro Forma Entity acquired by the Corporation or a Subsidiary during such period to the extent not subsequently disposed by the Corporation, and calculated as if such acquisition occurred on the first day of such period with adjustments made through the date of acquisition.

“Luxor” shall mean Luxor Capital Group LP.

“Luxor Group” shall mean Luxor together with any of its Affiliates that own Series D-2 Preferred Shares.

“Mandatory Conversion” shall have the meaning set forth in Section 6(a)(ii).

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“Mandatory Conversion Right” shall have the meaning set forth in Section 6(a)(ii).

“Market Price” shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Shares are not listed or admitted for trading on NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Common Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

“Merger Liquidation” shall have the meaning set forth in Section 4(b).

“Non-Electing Share” shall have the meaning set forth in Section 6(f).

“NYSE” shall mean the New York Stock Exchange.

“Optional Conversion” shall have the meaning set forth in Section 6(a)(i).

“Optional Conversion Right” shall have the meaning set forth in Section 6(a)(i).

“Parity Shares” shall have the meaning set forth in Section 9.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Pro Forma Entity” shall have the meaning set forth in the definition of Acquired EBITDA.

“Redemption” shall mean any redemption of Series D-2 Preferred Shares pursuant to Section 5.

“Redemption Price” shall mean the product of (a) the number of Series D-2 Preferred Shares held by a holder of Series D-2 Preferred Shares being redeemed at any applicable time and (b) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends thereon from the date immediately following the immediately preceding Dividend Payment Date to the applicable redemption date.

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“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Shares” shall have the meaning set forth in Section 9.

“Series B Preferred Shares” shall mean shares of the Corporation’s 11% Series B Preferred Stock, par value $0.001 per share.

“Series C Preferred Shares” shall mean shares of the Corporation’s 7% Series C Convertible Preferred Stock, par value $0.001 per share.

“Series D-1 Preferred Shares” shall mean shares of the Corporation’s 11% Series D-1 Preferred Stock, par value $0.001 per share.

“Series D-2 Preferred Shares” shall have the meaning set forth in Section 1.

“Series D-2 Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D-2 Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Shares” shall mean the total number of shares of stock that the Corporation shall have authority to issue pursuant to Section 4.01 of the Certificate of Incorporation.

“Spin-Off” shall have the meaning set forth in Section 6(e)(iii).

“Subsidiary” or “subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

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“Trading Day” shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted for trading.

“Trading Market” shall mean whichever of the NYSE, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the securities in question are listed or quoted for trading on the date in question.

“Transaction” shall have the meaning set forth in Section 6(f).

“VWAP” shall mean the dollar volume-weighted average price for the securities in question on its Trading Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the securities in question on a particular date on any of the foregoing bases, the VWAP of the securities in question shall be the fair market value of the securities in question on such date as determined by the Board of Directors in good faith.

3.	Dividends.

(a)          The holders of Series D-2 Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends per Series D-2 Preferred Share payable in cash at the applicable Annual Dividend Rate; provided, however, that if any dividend payable on any Dividend Payment Date is not paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall automatically, without any further action by the Corporation, be added to the Liquidation Preference on the relevant Dividend Payment Date at the Annual Dividend Rate applicable with respect to dividends not paid in cash. Each such dividend payable in cash shall be payable in arrears to the holders of record of the Series D-2 Preferred Shares, as they appear on the stock records of the Corporation at the close of business on each record date, which shall not be more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors. The amount of accrued and unpaid dividends on any Series D-2 Preferred Stock at any date shall be the amount of any dividends thereon, calculated at the applicable Annual Dividend Rate, to and including such date, whether or not earned or declared, which have not been paid; provided that an amount equal to any dividend that was not paid in cash on any applicable Dividend Payment Date shall be added to the Liquidation Preference in accordance with this Section 3(a) and such dividend not paid in cash and so added shall not be considered as an accrued and unpaid dividend for any purposes hereof.

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(b)          The amount of dividends payable based on the Annual Dividend Rate for each full Dividend Period for the Series D-2 Preferred Shares shall be computed by dividing the applicable Annual Dividend Rate by four (4). The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series D-2 Preferred Shares shall be computed on the basis of four 90-day quarters and a 360-day year. Holders of Series D-2 Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends on the Series D-2 Preferred Shares as herein provided.

(c)          All dividends paid with respect to Series D-2 Preferred Shares shall be paid pro rata.

(d)          So long as any Series D-2 Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared and paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full accrued and unpaid dividends have been or contemporaneously are authorized and declared and paid in cash or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series D-2 Preferred Shares for the immediately preceding Dividend Period and on the Parity Shares for the immediately preceding dividend period applicable to the Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, for the Dividend Period referred to in the immediately preceding sentence, then all dividends authorized and declared upon Series D-2 Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series D-2 Preferred Shares and such class or classes or series of Parity Shares.

(e)          So long as any Series D-2 Preferred Shares are outstanding, no dividends shall be authorized and declared and paid or set apart for payment and no other distribution shall be authorized and declared and made upon Junior Shares (other than dividends or other distributions paid solely in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion or exercise into or exchange for Junior Shares), unless in each case the full accrued and unpaid dividends on all outstanding Series D-2 Preferred Shares shall have been paid in cash and on any other Parity Shares shall have been previously paid for the immediately preceding Dividend Period and the immediately preceding dividend period applicable to the Parity Shares.

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(f)          In any case where any Dividend Payment Date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designation) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date; provided, however, that no interest shall accrue on such amount of dividends for the period from and after such Dividend Payment Date.

4.	Liquidation Preference.

(a)          In the event of any Liquidation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series D-2 Preferred Shares shall be entitled (subject to the Continuation Right of such holders described below) to receive an amount equal to the greater of: (i) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of the final distribution to such holder; and (ii) an amount per Series D-2 Preferred Share equal to the amount or consideration which would have been payable had each Series D-2 Preferred Share been converted into Common Shares pursuant to Section 6 hereof immediately prior to such Liquidation. Until the holders of the Series D-2 Preferred Shares have been paid the amount specified in the first sentence of this Section 4(a) in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D-2 Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series D-2 Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Series D-2 Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.

(b)          In connection with a Merger Liquidation (as defined below), each holder of Series D-2 Preferred Shares shall have the right (a “Continuation Right”) to elect, by delivering written notice to the Corporation not less than five (5) Business Days prior to the Merger Liquidation, to require the Corporation to make provision for such holder’s Series D-2 Preferred Shares to be assumed by the surviving entity as described in Section 6(f); provided, however, notwithstanding the election by any of the holders of the Series D-2 Preferred Shares of the Continuation Right, the Corporation shall have the right, in connection with any Merger Liquidation, to elect, by delivering written notice to the holders of Series D-2 Preferred Shares at any time prior to the Merger Liquidation, to redeem any or all of the outstanding Series D-2 Preferred Shares for an amount per Series D-2 Preferred Share equal to the amount specified in the Section 4(a). A “Merger Liquidation” shall be a Liquidation which constitutes a consolidation or merger of the Corporation with one or more entities that are not Affiliates of the Corporation and as a result of which the Corporation is not the surviving entity. Upon a merger or consolidation of the Corporation with one or more entities that are Affiliates of the Corporation, the Corporation shall make provision for the Series D-2 Preferred Shares to be assumed by the surviving entity as described in Section 6(f).

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(c)          Notice of any Liquidation shall be given by mail, postage prepaid, not less than fifteen (15) days prior to the distribution or payment date stated therein, to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount to be paid pursuant to Section 4(a) and the place where such amount shall be distributable or payable.

(d)          After the payment in cash to the holders of Series D-2 Preferred Shares of the full amount specified in the Section 4(a) with respect to outstanding Series D-2 Preferred Shares, the holders of outstanding Series D-2 Preferred Shares shall have no right or claim, based on their ownership of Series D-2 Preferred Shares, to any of the remaining assets of the Corporation. Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of Series D-2 Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D-2 Preferred Shares and any Parity Shares as such shall not be entitled to share therein.

5.	Redemption.

(a)          Subject to Section 5(c), but not prior to December 12, 2022, the Corporation, at its option, shall have the right to redeem, on any Corporation Redemption Date, in whole or in part, Series D-2 Preferred Shares by providing, not less than 30 days prior to a Corporation Redemption Closing Date, written notice to each holder of its intent to redeem the Series D-2 Preferred Shares (each, a “Corporation Redemption Notice”) which will specify the number of Series D-2 Preferred Shares to be redeemed and the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Redemption Notice (the “Corporation Redemption Closing Date”); provided, however, that if such Redemption would result in the holders of Series D-2 Preferred Shares owning after such Corporation Redemption Closing Date Series D-2 Preferred Shares with an aggregate Liquidation Preference of less than $4,166,666.67 in the aggregate, then the Corporation shall be required to redeem all (and not less than all) of the Series D-2 Preferred Shares. Subject to Section 5(c), any such Redemption shall be paid in cash on the Corporation Redemption Closing Date, for the Series D-2 Preferred Shares specified in the Corporation Redemption Notice in an amount equal to the Redemption Price.

(b)          Subject to Section 5(c), but not prior to December 12, 2022, each holder, at its option, shall have the right, in its sole discretion, to require the Corporation to redeem, on any Holder Redemption Date, in whole or in part, its Series D-2 Preferred Shares by providing written notice to the Corporation of its intent to cause the Corporation to redeem such holder’s Series D-2 Preferred Shares (each, a “Holder Redemption Notice”) which will specify (i) the name of the holder delivering such Holder Redemption Notice, (ii) the number of Series D-2 Preferred Shares to be redeemed, and (iii) that such holder is exercising its option, pursuant to this Section 5, to require the Corporation to redeem shares of Series D-2 Preferred Shares held by such holder. The Corporation shall, within fifteen (15) Business Days of receipt of such Holder Redemption Notice, deliver to the holder exercising its rights to require redemption of the Series D-2 Preferred Shares a notice specifying the date set for such redemption, which date shall be no more than ninety (90) days after the Holder Redemption Notice (the “Holder Redemption Closing Date”). Subject to Section 5(c), any such Redemption shall be paid in cash on the Holder Redemption Closing Date, for the Series D-2 Preferred Shares specified in the Holder Redemption Notice in an amount equal to the Redemption Price.

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(c)          Any Redemption shall be paid only out of any cash or surplus available therefor under applicable Delaware law (including any cash or surplus made available as a result of any revaluation or otherwise in accordance with the terms of this Section 5(c)), and, if there is not a sufficient amount of cash or surplus available, then out of the remaining assets of the Corporation available therefor under applicable Delaware law (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). In connection with a Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption of the Series D-2 Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds available under applicable Delaware law for such Redemption or to determine the existence of sufficient surplus, and the Corporation shall apply all of its assets to any such Redemption except to the extent prohibited by Delaware law governing dividends to stockholders and redemption or repurchase of capital stock.

(d)          In the case of any Redemption, the rights of the holders of such Series D-2 Preferred Shares subject to Redemption shall cease only upon the payment in full of the Redemption Price. Until the payment in full of the Redemption Price to such holder, the Series D-2 Preferred Shares of such holder shall be deemed to be outstanding and such holder shall retain all rights with respect thereto, including the conversion rights as set forth in Section 6 hereof.

(e)          Whenever any shares of Series D-2 Preferred Stock are redeemed by the Corporation pursuant to this Section 5, the Corporation shall take all action as may be necessary to retire such redeemed shares and to cause such redeemed shares to resume the status of authorized and unissued preferred stock, without designation as to series.

6.	Conversion.

(a)          Subject to the terms and conditions contained in this Section 6, the Series D-2 Preferred Shares shall be convertible as follows:

(i)           from and after the Issue Date, the holders of Series D-2 Preferred Shares shall have the right, at their option (the “Optional Conversion Right”), to convert some or all of their Series D-2 Preferred Shares as set forth in the Holder Conversion Election Notice (as defined below) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of conversion of such specified Series D-2 Preferred Shares by the Conversion Price (each an “Optional Conversion”); and

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(ii)         at any time following the date that is twenty-four (24) months following the Issue Date, provided that for the previous 30 consecutive full Trading Days prior to the Corporation Conversion Election Date (A) both the one-day VWAP and the daily Closing Price of a Common Share are each in excess of $50.66 (as adjusted for Common Share Events) and (B) Common Shares with an aggregate value of at least $10,000,000 have been traded on the Trading Market on each of such 30 consecutive full Trading Days, the Corporation shall have the right, at its option (the “Mandatory Conversion Right”), to convert up to such number of the outstanding shares of Series D-2 Preferred Shares as otherwise permitted under Section 7 into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of conversion of such Series D-2 Preferred Shares by the Conversion Price (the “Mandatory Conversion”); provided, however, such Mandatory Conversion Right may not be exercised by the Corporation more than two (2) times in any twelve (12) month period.

(b)          Any Optional Conversion or the Mandatory Conversion shall be subject to the following terms and conditions, as applicable:

(i)          In order to exercise the Optional Conversion Right, the holder of Series D-2 Preferred Shares shall send a written notice to the Corporation (the “Holder Conversion Election Notice”) stating that the holder thereof has elected to convert Series D-2 Preferred Shares. The Holder Conversion Election Notice shall also state the number of Series D-2 Preferred Shares such holder wishes to convert and the number of Common Shares to be issued by the Corporation to such holder pursuant to the Optional Conversion. The holder of Series D-2 Preferred Shares shall include with the Holder Conversion Election Notice the certificate or certificates representing the Series D-2 Preferred Shares to be converted duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later that fifteen (15) Business Days, following receipt of a Holder Conversion Election Notice and the certificate or certificates representing the Series D-2 Preferred Shares to be converted, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and shall deliver a certificate or certificates for the number of full Common Shares issuable upon such Optional Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to such holder. If fewer than all the Series D-2 Preferred Shares represented by a certificate delivered to the Corporation pursuant to this Section 6(b)(i) are to be converted pursuant to a Holder Conversion Election Notice, upon such conversion the Corporation shall (or shall cause a transfer agent for the Series D-2 Preferred Shares to) also issue and deliver to the holder of Series D-2 Preferred Shares a new certificate representing the Series D-2 Preferred Shares not so converted.

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(ii)         In order to exercise the Mandatory Conversion Right, the Corporation shall send a written notice to the holders of Series D-2 Preferred Shares (the “Corporation Conversion Election Notice”) that the Corporation has elected to exercise the Mandatory Conversion Right and convert such Series D-2 Preferred Shares (the date of such written notice, the “Corporation Conversion Election Date”) and which shall include the one-day VWAP, daily Closing Price and the trading volume of the Common Shares for the 30 full Trading Days preceding the date of the Corporation Conversion Election Notice, and the number of Common Shares to be issued in the Mandatory Conversion. Following the receipt of the Corporation Conversion Election Notice, the applicable holder of Series D-2 Preferred Shares shall surrender to the Corporation the certificate or certificates representing the Series D-2 Preferred Shares so converted, duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later than fifteen (15) Business Days, following receipt of the certificate or certificates representing the Series D-2 Preferred Shares converted in the Mandatory Conversion, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and deliver, a certificate or certificates for the number of full shares of Common Shares issuable upon such Mandatory Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to the holders entitled to receive the same. Notwithstanding anything in this Section 6(b)(ii) to the contrary but subject to the limitations set forth in Section 7, upon the close of business on the Corporation Conversion Election Date, the number Series D-2 Preferred Shares converted in the Mandatory Conversion shall automatically be deemed converted into Common Shares, which Common Shares shall be deemed to be outstanding of record, and all rights with respect to such Series D-2 Preferred Shares so converted, including any rights, if any, to receive notices and vote (other than as holders of Common Shares), will terminate, except for the right to receive the number of Common Shares into which such Series D-2 Preferred Shares have been converted.

(iii)        Unless the Common Shares issuable on an Optional Conversion or Mandatory Conversion are to be issued in the same name as the name in which such Series D-2 Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(iv)        Holders of Series D-2 Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof (in addition to any accrued and unpaid dividends to the date of conversion) following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Series D-2 Preferred Shares on a Dividend Payment Record Date whose Series D-2 Preferred Shares are thereafter converted into Common Shares on or before such Dividend Payment Date will receive the dividend payable by the Corporation on such Series D-2 Preferred Shares on such Dividend Payment Date.

(c)          Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date the Corporation receives the Holder Conversion Election Notice and related stock certificates (the date of such receipt by the Corporation, the “Holder Conversion Election Date”) and the Person or Persons in whose name or names any Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be on such date.

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(d)          No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series D-2 Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series D-2 Preferred Share, the Corporation shall pay to the holder of such Series D-2 Preferred Share an amount in cash based upon the Current Market Price of a Common Share on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable. If more than one Series D-2 Preferred Share shall be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D-2 Preferred Shares so converted.

(e)          The Conversion Price shall be adjusted from time to time as follows:

(i)          If, after the Issue Date, the Corporation (A) pays a dividend or makes a distribution on its shares of capital stock in Common Shares, (B) subdivides its outstanding Common Shares into a greater number of shares, (C) combines its outstanding Common Shares into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its Common Shares (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Share Events”), the Conversion Price shall be adjusted so that the holder of any Series D-2 Preferred Share thereafter converted shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any Common Share Event had such Series D-2 Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (f) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)         If, after the Issue Date, the Corporation issues rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect at such time by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (f) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive, absent manifest error.

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(iii)        If the Corporation distributes to all holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares), cash, assets, evidence of its indebtedness, or Distributed Securities, then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect at such time by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the date fixed for the determination of the stockholders entitled to receive such distribution less the then fair market value (as determined by the Board of Directors, or a committee thereof, whose determination shall be conclusive, absent manifest error and subject to the adjustment for Spin-Offs set forth herein) of the portion of such shares of capital stock, cash, assets or evidences of indebtedness or Distributed Securities applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (f) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Distributed Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of stockholders entitled to such distribution of such Distributed Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series D-2 Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a Series D-2 Preferred Share would no longer be entitled to receive such Distributed Security with a Common Share (other than as a result of the termination of all such Distributed Securities), a distribution of such Distributed Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and shall be adjusted as of the date fixed for the determination of the stockholders entitled to receive such distribution, with any subsequent adjustments being reapplied as appropriate).

With respect to an adjustment pursuant to this subparagraph (iii) where there has been a payment of a dividend or other distribution on the Common Shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary of the Corporation or other business unit of the Corporation (a “Spin-Off”), then if the VWAP of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the 10 consecutive Trading Day period beginning on the fifth trading day after the effective date of the Spin-Off exceeds the fair market value as determined by the Board of Directors, then the Conversion Price shall be re-adjusted using such VWAP as the fair market value.

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The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series D-2 Preferred Shares shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Distributed Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 6; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series D-2 Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in such stockholders protective rights agreement.

(iv)        If, at any time or from time to time after the Issue Date, the Corporation issues or sells any Common Shares (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the Current Market Price on the Business Day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the Conversion Price shall be reduced to an amount determined by multiplying the Conversion Price in effect at such time by a fraction of which (x) the numerator is the sum of (i) the product of (A) the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the Conversion Price in effect at such time and (2) the Closing Price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by the Corporation for the total number of Common Shares so issued or sold, and (y) the denominator equals the product of (i) the sum of (A) the total number of Common Shares outstanding immediately prior to such issuance or sale and (B) the number of additional Common Shares issued or sold, multiplied by (ii) the Adjustment Price. An adjustment made pursuant to this subparagraph (iv) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

(v)         Other than adjustments for cash dividends paid on Common Shares pursuant to Section 6(e)(iii) above, no adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided further, however that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for (A) the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan, or (B) the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (e) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such adjustments in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

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(f)          If the Corporation becomes party to any transaction (including without limitation a merger, consolidation, self-tender offer for all or substantially all Common Shares outstanding or recapitalization of the Common Shares but excluding any Common Share Events (each of the foregoing being referred to herein as a “Transaction”)), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series D-2 Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series D-2 Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (f) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D-2 Preferred Shares that will contain provisions enabling the holders of the Series D-2 Preferred Shares that remain outstanding after such Transaction to convert their Series D-2 Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (f) shall similarly apply to successive Transactions.

(g)          If:

(i)          the Corporation pays a dividend on (or makes any other distribution on or repurchases) the Common Shares; or

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(ii)         the Corporation grants to the holders of the Common Shares rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants (other than Rights to which the second paragraph of subparagraph (e)(iii) of this Section 6 applies); or

(iii)        there shall occur any reclassification of the Common Shares (other than an event to which subparagraph (e)(i) of this Section 6 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a self-tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv)        there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be prepared and delivered to the holders of the Series D-2 Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or grant of rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

(h)          Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series D-2 Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Corporation shall mail such notice and such certificate to the holders of each Series D-2 Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

(i)          In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series D-2 Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (f) of this Section 6.

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(j)          There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(k)          If the Corporation takes any action affecting the Common Shares, other than action described in this Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series D-2 Preferred Shares, the Conversion Price for the Series D-2 Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(l)          The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series D-2 Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series D-2 Preferred Shares not theretofore converted. For purposes of this paragraph (l), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series D-2 Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(m)         The Common Shares issued by the Corporation in an Optional Conversion or Mandatory Conversion, as applicable shall, upon issuance to such holder, be freely transferrable whether pursuant to Rule 144 without any volume limitations or issued pursuant to an effective registration statement. Any Common Shares issued upon conversion of the Series D-2 Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series D-2 Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Corporation shall endeavor to list the Common Shares required to be delivered upon conversion of the Series D-2 Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(n)          The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series D-2 Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series D-2 Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

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(o)          If the Conversion Price is adjusted from time to time in accordance with this Section 6 as the result of an event that alters the number of outstanding Common Shares (or an event in connection with which the Corporation issues any rights, options or warrants or other securities that, upon exercise or conversion (or otherwise), and such issuance would then alter the number of outstanding Common Shares), then the number of Common Shares issuable hereunder shall be adjusted by multiplying (A) the Common Shares issuable hereunder at such time by (B) a fraction, the numerator of which shall be the Conversion Price (prior to such adjustment) and the denominator of which shall be the Conversion Price (following such adjustment).

7.	Ownership Limits

(a)          At any time when a holder of Series D-2 Preferred Shares that is a member of the Luxor Group then Beneficially Owns 9.9% or less, but greater than 4.9%, of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation, in no event will such holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a Beneficial Owner and Common Shares issuable upon conversion of the Series D-2 Preferred Shares or otherwise) that, when taken together with the Common Shares otherwise held, collectively exceeds 9.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “9.9% Cap”). Each holder of Series D-2 Preferred Shares that is a member of the Luxor Group, on the one hand, and the Corporation, on the other hand, agrees that this provision is for the benefit of such holder and can be waived by such holder of Series D-2 Preferred Shares on 65 days prior written notice to the Corporation.

(b)          At any time when a holder of Series D-2 Preferred Shares that is a member of the Luxor Group then Beneficially Owns 4.9% or less of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation, in no event will such holder of Series C Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a Beneficial Owner or Group Member, and Common Shares issuable upon conversion of the Series D-2 Preferred Shares or otherwise) that, when taken together with the Common Shares otherwise held, collectively exceeds 4.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “4.9% Cap”). Each holder of Series D-2 Preferred Shares that is a member of the Luxor Group, on the one hand, and the Corporation, on the other hand, agrees that this provision is for the benefit of such holder and can be waived by such holder of Series D-2 Preferred Shares on 65 days prior written notice to the Corporation.

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(c)          In no event will a holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares that would result in the ownership of an aggregate number of Common Shares, when taken together with any other Common Shares then held by such holder and persons aggregated with such holder under FINRA rules, in excess of 24.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “24.9% Share Cap”), unless such ownership of Common Shares in excess of the 24.9% Share Cap is duly approved in advance by FINRA (such approval, the “FINRA Approval”).

(d) In no event will a holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares until shareholder consent is obtained in accordance with New York Stock Exchange (“NYSE”) rules. ..

8.	Voting; Directors; Covenants.

(a)          Except as otherwise set forth herein or in the Certificate of Incorporation or by law specifically provided, the holders of Series D-2 Preferred Shares shall have no voting rights whatsoever. As to matters upon which holders of Series D-2 Preferred Shares are entitled to vote, the holder thereof shall be entitled to one (1) vote per Series D-2 Preferred Share, except in respect of the voting rights set forth in Section 8(b) hereof.

(b)          The holders of the Series D-2 Preferred Shares:

(i)          shall be entitled to vote with the holders of the Common Shares on all matters submitted for a vote of holders of Common Shares (whether at a meeting of such holders or by written consent), voting together with the holders of Common Shares (and not as a separate class or series),

(ii)         shall be entitled to a number of votes equal to the number of votes to which Common Shares issuable upon conversion of the Series D-2 Preferred Shares would have been entitled if such Common Shares had been issued and outstanding at the time of the applicable record date, and

(iii)        shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation.

provided that until the FINRA Approval has been obtained, in no event will a holder of Series D-2 Preferred Shares have a number of votes on any matter submitted for a vote of holders of Common Shares that, when taken together with the votes of any other Preferred Shares and Common Shares then held by such holder and persons aggregated with such holder under FINRA rules, exceeds 24.9% of total number of votes entitled to be voted on such matter; and provided further that until shareholder consent is obtained in accordance with NYSE rules, in no event will a holder of Series D-2 Preferred Shares be entitled to vote the Series D-2 Shares on any matter submitted for a vote of holders of Common Shares

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(c)          So long as any Series D-2 Preferred Shares remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of its Subsidiaries to, without the affirmative vote at a meeting or the written consent without a meeting of the holders of at least a majority of Series D-1 Preferred Shares and Series D-2 Preferred Shares, voting as a single class (other than Section 8(j)(ii) below, which shall only require the affirmative vote of the holders of at least a majority of the Series D-1 Preferred Shares):

(i)          authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Preferred Stock or any other capital stock of the Corporation, which shares rank senior to or on a parity with Series D-2 Preferred Shares (other than (A) the Series B Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D-1 Preferred Shares, or (B) any prior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (other than the issuance of any Additional Shares pursuant to Section 6(e)), or authorize or create, or increase the authorized number of, any class or series of capital stock of the Corporation the shares of which rank senior to or on a parity with Series D-2 Preferred Shares (other than (A) the Series B Preferred Shares, the Series C Preferred Shares or the Series D-1 Preferred Shares, or (B) any senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation or any security convertible into, or convertible or exchangeable for, shares of any such class or series (other than any increase in the authorized number of Series D-2 Preferred Shares);

(ii)         amend, alter or repeal any of the provisions of the Certificate of Designation designating the 11% Series D-2 Convertible Preferred Stock as a series of Preferred Stock, the Certificate of Incorporation or the Bylaws of the Corporation so as to materially and adversely affect the powers, designations, preferences and rights of the Series D-2 Preferred Shares or change the size of the Board of Directors; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Shares shall not be deemed to affect adversely the powers, designations, preferences and rights of the Series D-2 Preferred Shares or the holders thereof;

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(iii)        enter into any transaction or series of related transactions with any Affiliate of the Corporation or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Corporation or such subsidiary as would reasonably be obtained by the Corporation or such subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; or

(iv)        contract, create, incur, or assume any Indebtedness or guarantee any Indebtedness if, at the time of or after giving effect to such contract, creation, incurrence, assumption or guarantee, the aggregate outstanding amount of all Indebtedness on a consolidated basis of the Corporation and its Subsidiaries equals or exceeds or would equal or exceed 4.0 times LTM Adjusted EBITDA.

9.	Rank.

The Series D-2 Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all Common Shares, and senior to all other equity securities of the Corporation other than equity securities referred to in clauses (ii) and (iii) of this sentence (“Junior Shares”); (ii) to the extent authorized under Section 8(c)(i) of this Certificate of Designation, on a parity with the Series B Preferred Shares, Series C Preferred Shares and Series D-1 Preferred Shares and all other equity securities of the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series D-2 Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (“Parity Shares”); and (iii) to the extent authorized under Section 8(c)(i) of this Certificate of Designation, junior to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank senior to the Series D-2 Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (“Senior Shares”). The term “equity securities” does not include convertible debt securities (the issuance of which, for the avoidance of doubt, shall be subject to Section 8(c)(iii)).

10.	Record Holders.

The Corporation may deem and treat the record holder of any Series D-2 Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

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11.	Reports to Holders.

So long as any Series D-2 Preferred Shares remain outstanding, if the Corporation is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, and is required by any debt financing agreement to provide quarterly reports, the Corporation shall cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Corporation’s independent certified public accountants) which the Corporation would be required to file under Section 13 of the Exchange Act if it had a class of securities listed on a national securities exchange to be mailed to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such mailing at the address of said holder shown therein within fifteen (15) days after the date when such report would have been required to be filed under Section 13 of the Exchange Act. If the Corporation is no longer a party to any debt financing agreement which requires the preparation of quarterly reports, the Corporation shall cause the annual reports of each of its broker-dealer subsidiaries (containing audited statements) that the Corporation must provide to FINRA, to be mailed to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such mailing at the address of said holder shown therein within fifteen (15) days after the date when such reports are required to be filed with FINRA.

12.	Preemptive Rights.

No holder of Series D-2 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Corporation convertible into, or carrying a right to subscribe to or acquire, Shares.

13.	No Other Rights.

The Series D-2 Preferred Shares shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.

14.	Waiver.

Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D-2 Preferred Shares granted hereunder may be waived as to all Series D-2 Preferred Shares (and the holders thereof) upon the approval of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the Series D-2 Preferred Shares then outstanding.

[Signature Page Follows.]

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IN WITNESS WHEREOF, RCS Capital Corporation has caused this Certificate to be duly executed in its name and on its behalf by its CEO this 19th day of August, 2015.

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer